UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):		December 9, 2008

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-9299	39-1566457

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)
100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2008, Joy Global Inc. (the “Company”) announced that Michael S. Olsen had been appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company, with such appointment taking effect immediately. Mr. Olsen, 57, was most recently the Company’s Chief Accounting Officer as well as Senior Vice President of Finance for its Joy Mining Machinery business and has been an officer of the Company since July 2006. In connection with his appointment, the Human Resources and Nominating Committee of the Board of Directors increased Mr. Olsen’s annual salary to $375,000 and awarded Mr. Olsen 50,000 stock options, 7,000 restricted stock units and 7,000 performance shares. Mr. Olsen will continue to serve as the Company’s Principal Accounting Officer.

Upon Mr. Olsen’s appointment by the Company’s Board of Directors, James H. Tate, the Chief Financial Officer of the Company, tendered his resignation pursuant to the terms of a Letter Agreement reached March 24, 2008 regarding the terms of his interim employment by the Company. Mr. Tate’s resignation took effect immediately. In connection with his separation from the Company, the Human Resources and Nominating Committee of the Board of Directors awarded Mr. Tate a special bonus of $100,000 in recognition of his service to the Company as Chief Financial Officer.

Item 8.01 Other Events

On December 9, 2008, the Company issued a press release announcing Mr. Olsen’s appointment as Executive Vice President, Chief Financial Officer and Treasurer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

JOY GLOBAL INC.

Date: December 15, 2008	By:	/s/ Michael S. Olsen
Michael S. Olsen
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated December 9, 2008 announcing Mr. Olsen’s appointment as Executive Vice President, Chief Financial Officer and Treasurer.